As Filed with the Securities and Exchange Commission on August 14, 2002

INVESTMENT COMPANY ACT FILE NO. 811-21116

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   |X|
AMENDMENT NO. 2      |X|

HSBC ABSOLUTE RETURN PORTFOLIO LLC
(Exact Name of Registrant as Specified in its Charter)

452 Fifth Avenue
New York, New York 10018
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 525-8498

L. THOMAS WELSH, JR.
c/o HSBC Asset Management
(Americas) Inc.
452 Fifth Avenue
New York, New York 10018
(Name and Address of Agent for Service)

COPY TO:

Stuart H. Coleman, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

__________

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

Explanatory Note

This filing is being made solely to file certain exhibits as part of the Fund’s Registration Statement. Parts A and B of the Fund's Registration Statement, which were previously filed with the Staff on June 7, 2002 and, as amended, on July 22, 2002, are incorporated herein by reference.

PART C.  OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

1.	Financial Statements:	Because the Registrant has no assets, financial statements are omitted.

2.	Exhibits:

a.	(1) Certificate of Formation*
(2) Limited Liability Company Agreement (included as Appendix A to the Fund's prospectus)*
b. c. d. e. f. g.	Not Applicable Not Applicable. See Item 24 (2) (a) (2) Not Applicable. Not Applicable. Investment Advisory Agreement

h. i. j.	Not Applicable. Not Applicable. Custody Agreement

k.	(1) Administration Agreement (2) Administration, Accounting and Investor Services Agreement (3) Escrow Agreement

l. m. n. o. p. q. r.	Not Applicable. Not Applicable. Not Applicable. Not Applicable. Not Applicable. Not Applicable. Code of Ethics

*	Previously filed.

Item 25.  Marketing Arrangements: Not Applicable.

Item 26.  Other Expenses of Issuance and Distribution:

Legal fees and Accounting Fees                     _______
Blue Sky fees                                      _______
Printing, Engraving and Offering                   _______
Miscellaneous                                      _______
                                                  --------
         Total                                    $_______

Item 27.  Persons Controlled by or Under Common Control with Registrant:

          After completion of the private offering of interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by HSBC Asset Management (Americas) Inc., the adviser of the Registrant. Information regarding the ownership of HSBC Asset Management (Americas) Inc. is set forth in its Form ADV, as filed with the Commission (File No. 801-25999).

Item 28.  Number of Holders of Securities

Title of Class	Number of Recordholders

Limited Liability Company Interests	1	(The Registrant anticipates that as a result of the private offering of interests there will be more than 100 record holders of such interests in the future.)

Item 29.  Indemnification:

          Reference is made to Section 3.7 of the Registrant's Limited Liability Company Agreement (the "LLC Agreement") to be included in the Confidential Memorandum as Appendix A and to Paragraph 7 of the Registrant's Investment Advisory Agreement ("Investment Advisory Agreement") to be filed as Exhibit (g) hereto. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "Investment Company Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the Investment Company Act remains in effect.

          The Registrant, in conjunction with the Adviser, the Registrant's directors and other registered management investment companies managed by the Adviser or its affiliates, maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as an individual general partner, director, officer, employee or agent of another managed investment company, against certain liability asserted against and incurred by, or arising out of , his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which the Registrant itself is not permitted to indemnify.

Item 30.  Business and Other Connections of Investment Adviser:

           A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, director, officer, employee, partner or trustee, is set forth in the Registrant's Confidential Memorandum in the sections entitled "The Directors" and "The Adviser." Information as to the members and officers of HSBC Asset Management (Americas) Inc. is included in its Form ADV as filed with the Commission (File No. 801-25999), and is incorporated herein by reference.

Item 31.  Location of Accounts and Records:

           BISYS Fund Services maintains certain required accounting related and financial books and records of the Registrant at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219. The other required books and records are maintained by the Adviser, 452 Fifth Avenue, New York, New York 10018.

Item 32.  Management Services:

          Not Applicable.

Item 33.  Undertakings:

          Not Applicable.

SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day August, 2002.

HSBC ABSOLUTE RETURN PORTFOLIO LLC By: HSBC Asset Management (Americas) Inc. Managing Member By: /s/ L. Thomas Welsh, Jr. Name: L. Thomas Welsh, Jr. Title: Authorized Representative

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION	SEQUENTIAL PAGE NUMBER

g. j. k. r.	Investment Advisory Agreement Custody Agreement (1) Administration Agreement (2) Adminstration, Accounting and Investor Services Agreement (3) Escrow Agreement Code of Ethics